Exhibit 10.1

Marc Caira

Hand-Delivered

Dear Mr. Caira:

Re: Offer of Employment as President and Chief Executive Officer

We are pleased to offer you a permanent, full-time position with Tim Hortons Inc. (the “Company” or “THI”) as President and Chief Executive Officer, reporting to our Board of Directors.

Scope of Employment

As President and Chief Executive Officer, you shall undertake those duties, responsibilities and reporting requirements which are ordinarily expected of a President and Chief Executive Officer of a publicly-listed company, as well as other services as are required from time to time by the Board. You shall perform these services principally from the Head Office of the Company in Oakville, Ontario, although you acknowledge that the performance of these duties and functions may necessitate travel to other places throughout Canada, the United States and Internationally.

As President and Chief Executive Officer, you will have responsibility for managing the overall operations of the Company and its affiliates, subject to the oversight of the Board. It is also anticipated that you will serve as a member of the Board of Directors concurrently with your service as President and Chief Executive Officer. Throughout the term of your employment, you agree to carry out the performance of your duties in compliance with the governing documents of the Company, including all rules, policies and practices now or hereafter established and amended from time to time by the Company.

Employment Conditions

This offer is conditional upon satisfaction of each of the following conditions:

•	Approval by the Board of Directors of the Company of your appointment as President and Chief Executive Officer, and your compensation;

•	Execution of this Offer Letter and the attached Employment and Post-Employment Covenants Agreement (the “Covenants Agreement”) in forms satisfactory to the Company; and

•	Commencement of the provision of full-time employment services to the Company, in accordance with the terms of this Offer Letter and the Covenants Agreement, on or prior to July 2, 2013.

Subject to the satisfaction of the foregoing conditions, your employment with the Company will commence on July 2, 2013, and will be subject to the terms and conditions set forth in the table below. As a result of the Company’s recent reorganization and certain other factors, the Company’s compensation and benefits policies and programs are currently being reviewed and may be substantially amended or revised. Accordingly, the compensation set forth below, including your entitlement to short- and long-term incentives and benefits, apply solely with respect to the 2013 fiscal year, and may be amended, revised and/or cancelled beginning in the 2014 fiscal year. We currently expect that any amendments or revisions to our policies and programs may change the type of compensation offered, but we do not expect them to result in a decrease in the quantum of your overall compensation.

All dollar amounts in this Offer Letter are in Canadian funds. In addition, we have separately provided to you information on the Company’s Group Benefit package and pension plan. The signature below indicates that you have reviewed and read these materials.

Provision	Employment Terms	Commentary
Position	• President & Chief Executive Officer	• Reports to the Board of Directors of the Company.

Effective Date	• No later than July 2, 2013

Term of Agreement	• Open-ended employment	• No fixed term.

Base Salary	• $910,000

•   Prorated to the portion of the fiscal year that you are employed by the Company.

•   Base Salary shall be payable in accordance with Company practices and procedures, as they may exist from time to time.

•   Base Salary will be reviewed by the Board on an annual basis, and any future adjustments in Base Salary (if any) will be at the sole discretion of the Board.

Target Annual Incentive (EAPP)	• $1,000,000 at target for 2013 (prorated to start date)	• Awards under the EAPP are entirely discretionary on the part of the Company, and there is no guarantee of an award in any particular year.

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Provision	Employment Terms	Commentary

•   Participation in the EAPP shall be subject to the Company’s practices and procedures as they may exist from time to time including, without limitation, the attainment of performance objectives and other grant conditions.

•   2013 award shall be prorated to the portion of the fiscal year that you are employed by the Company.

•   For the 2013 target, performance objectives shall be a mix of THI corporate EBIT (70%), Canada BU EBIT (15%) and U.S. BU EBIT (15%).

•   Weighting and design subject to change at Board’s discretion.

Target Total Cash Compensation	• $1,910,000 (prorated to start date)	• Actual compensation may vary depending upon the Company’s performance against EAPP goals.

Restricted Share Units (P+RSUs)	• $1,000,000 at target • Full 2013 grant in August at same vesting schedule as annual May 2013 grant.

•   Grant of awards under the Stock Incentive Plan is entirely discretionary on the part of the Company, and there is no guarantee of an award or grant in any particular year.

•   Participation in the Stock Incentive Plan shall be subject to the Company’s practices and procedures as they may exist from time to time including the attainment of performance objectives and other grant conditions.

•   P+RSU grant size varies based on previous year’s EBIT performance.

•   Cliff vest in November 2015.

•   Weighting and design subject to change at Board’s discretion.

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Provision	Employment Terms	Commentary
Stock Options/SARs	• $1,000,000 • Full 2013 grant in August at same vesting schedule as annual May 2013 grant

•   Grant of awards under the Stock Incentive Plan is entirely discretionary on the part of the Company, and there is no guarantee of an award or grant in any particular year.

•   Participation in the Stock Incentive Plan shall be subject to the Company’s practices and procedures as they may exist from time to time including the attainment of performance objectives and other grant conditions.

•   Options/SARs vest annually over 3 years with a 7-year term.

•   Weighting and design subject to change at Board’s discretion.

Welcome (Sign-On) Grant	• Welcome Grant of $500,000 of RSUs or Options/SARs, at your election; if no preference, then split 50/50: $250,000 of Options/SARs and $250,000 of RSUs • Grant to be made in August 2013	• To be granted during the first trading window after employment commences. • RSUs would cliff after 3 years. • Options/SARs would vest annually over 3 years with a 7-year term.

Target Total Direct Compensation	• $4,410,000	• Realized value may vary from target, based on performance.

Company Car	• Approximately $20,000 per annum	• Lease, gas, maintenance.

Financial/Tax Counseling	• One-time allowance of $15,000

Executive medical	• Approximately $2,000 per annum	• Medcan Assessment.

Pension	• Eligible to participate in existing THI executive pension plan arrangements (defined contribution and savings plan)

•   The defined contribution plan includes compulsory employee participation and employer contributions at levels determined by the Company.

•   The Company regularly reviews these plans, and accordingly, reserves the right to, at any time, amend or terminate these plans.

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Provision	Employment Terms	Commentary
Life Insurance/Other Benefits

•   Eligible to participate in the Company’s benefit plans, including medical, dental, vision, life and long-term disability insurance, which are offered to other employees of the Company at the executive officer level.

•   The Company regularly reviews the benefit plans, as well as its insurance carriers, and accordingly, reserves the right to amend or discontinue the benefit plans and change its insurance carriers where deemed appropriate.

Vacation	• Entitled to 5 weeks’ vacation

Relocation	• Maximum of $50,000

Change of Control	• Change of control provisions as appropriate within existing plan documentation, plus benefits under a Change in Control Agreement	• Double trigger Change in Control Agreement. • Severance, as a result of termination following a change in control, is set forth in the Change in Control Agreement (two times total cash)

Restrictive Covenants

•   Confidentiality agreement

•   Non-compete clause – 1 year from notice of termination

•   Non-solicitation clause – 2 years from notice of termination

•   Other covenants as set forth in the Covenants Agreement

Policies	• Acknowledgement to comply with applicable Company plans and programs

•   Recoupment policy

•   Share ownership guidelines (5x base salary)

•   Insider trading policy

•   Standards of Business Practices

•   Governance Guidelines

•   All other policies, as applicable to directors and employees

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Notwithstanding anything that may be construed to the contrary in the Company’s compensation, benefit and pension plans, programs and policies (collectively, the “Plans”), if your employment with the Company terminates for a reason other than a termination with cause, that termination of employment shall be considered a “Retirement” under each of the Plans, on the condition that you have been continuously employed by the Company, on a full-time basis, for a minimum period of three years prior to such termination.

Corporate Plans and Policies

By signing this Offer Letter, you acknowledge and agree that:

(a)	the Company has provided you with copies of all of the Company’s policies and programs relevant to your employment, including but not limited to those described in the Company’s management information circular dated March 12, 2013 in the sections entitled “Corporate Governance Principles and Practices”, “Compensation Discussion and Analysis” and “Executive and Director Compensation” (collectively, the “Company Policies”);

(b)	you have read and understood the Company Policies, and agree that your employment, as well as your entitlement to compensation, benefits and incentives, will be governed by the Company Policies;

(c)	the Company may, from time to time, amend, alter, change or delete policies and programs including, without limitation, the Company Policies, to meet the business needs of the enterprise and that, upon receiving notice of such policies or programs (or any amendments, alternations, changes or deletions thereof), your employment, as well as your entitlement to compensation, benefits and incentives, will be governed by such revised policies and programs; and

(d)	as noted above, as a result of the Company’s recent reorganization and certain other factors, the Company’s policies and programs including, without limitation, the Company Policies, are currently being reviewed and may be substantially amended or revised in the short- to long-term. Accordingly, your compensation including your entitlement to short- and long-term incentives and benefits, as set forth in this Offer Letter, apply solely to the 2013 fiscal year, and may be amended or revised beginning in the 2014 fiscal year.

In addition, by signing this Offer Letter, you acknowledge and agree that:

(a)	as an officer of the Company, you will be held to equity ownership guidelines equal to five times your base salary, from time to time (i.e., at your initial annual base salary, this would be $4,550,000), and you have until the end of 2017 to satisfy the guidelines;

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(b)	the Company’s Recoupment Policy Relating to Performance-Based Compensation is binding on you as a “Senior Executive” under such policy, and that all performance-based compensation awarded to you in accordance with the terms and conditions of this Offer Letter or otherwise under any incentive, bonus or other plan of the Company or its affiliates are subject to the Recoupment Policy.

Eligibility to Perform Services

By signing this Offer Letter, you represent, warrant and covenant that:

(a)	you are legally eligible to work in Canada and will continue to be legally eligible to work in Canada;

(b)	you are not bound by any agreement or subject to any legal obligations to any third party, including but not limited to any person with whom the Company may be in competition, that would prohibit you from negotiating or accepting employment with the Company or would otherwise conflict with any of your obligations to the Company under this Offer Letter or the Covenants Agreement including but not limited to any confidentiality, non-competition, non-solicitation or non-interference agreement with respect to any third party; and

(c)	the information provided by you, both verbally and on any resume, application form or questionnaire is complete and accurate in every respect.

You acknowledge that the Company has relied upon the representations outlined above, and you agree to indemnify and hold the Company, its directors, officers, employees, agents and/or consultants harmless against any and all claims, liabilities, losses, damages, costs, fees and/or expenses including reasonable legal fees incurred by the Company, its directors, officers, employees, agents and/or consultants by reason of your violation of any of the representations set forth above.

Privacy Consent

By accepting employment with the Company, you hereby consent to the Company and any affiliate collecting, using and disclosing your personal information to establish, manage, terminate and/or otherwise to administer the employment relationship, including, but not limited to:

(a)	ensuring that you are properly remunerated for your services to the Company which may include disclosure to third party payroll providers;

(b)	administering and/or facilitating the provision of any benefits to which you are or may become entitled, including benefits coverage, registered retirement savings plan and incentive plans; this shall include the disclosure of your personal information to the Company’s third party service providers and administrators;

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(c)	ensuring that the Company is able to comply with any regulatory, reporting and withholding requirements relating to your employment;

(d)	performance and promotion;

(e)	monitoring your access to and use of the Company’s electronic media services in order to ensure that the use of such services is in compliance with the Company’s policies and procedures and is not in violation of any applicable laws;

(f)	complying with the Company’s obligations to report improper or illegal conduct by any director, officer, executive or agent of the Company under any applicable securities, criminal or other law;

(g)	acquiring, selling or transferring any or all of the Company’s business; and

(h)	complying with all applicable laws relating to public disclosure or otherwise.

You also agree to the terms of the enclosed Covenants Agreement which forms part of this offer of employment, and which expands upon several of the terms and conditions of employment set forth herein. You also agree to the terms of the enclosed Change in Control Agreement, which forms part of this offer of employment. Congratulations on joining the Company. We are confident you will find your new position both challenging and rewarding.

Tim Hortons Inc.

Per:	/S/ PAUL D. HOUSE
Paul D. House
Executive Chairman and CEO

The undersigned hereby accepts the above offer of employment upon the terms and conditions set out therein. The undersigned acknowledges that he was given the opportunity to obtain independent legal advice prior to accepting the said offer of employment. The parties hereto shall be entitled to rely on delivery of a facsimile/electronically scanned copy of this executed document and such copy shall be legally effective to create a valid and binding agreement.

/S/ MARC CAIRA
Signature	Marc Caira

Dated May 7, 2013, to be effective as of the issuance of the press release regarding the CEO appointment.

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